UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Shift Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 24, 2022, Shift Technologies, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) with the U.S. Securities and Exchange Commission (the “SEC”) disclosing entering into an amended and restated retention bonus agreement with Sean Foy and a retention bonus agreement with Oded Shein. The Company is filing this Form DEFA14A on Schedule 14A solely to update the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on May 27, 2022 with the information contained in the Form 8-K. The following information supplements, and should be read in conjunction with, the Proxy Statement:

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Foy Amended and Restated Retention Bonus Agreement

On June 22, 2022, Shift Technologies, Inc. (the “Company”) entered into an Amended and Restated Retention Bonus Agreement with Sean Foy, Chief Operating Officer of the Company (the “Amended and Restated Retention Agreement”). Pursuant to the Amended and Restated Retention Agreement (which replaces and supersedes in its entirety that certain retention bonus agreement between Mr. Foy and the Company dated January 7, 2022), Mr. Foy will be eligible to receive a cash award of $2,000,000 to be paid in two installments, subject to continued employment with the Company as a full-time employee in good standing through the applicable payment date and executing a release agreement in favor of the Company, with the first installment equal to $400,000 to be paid no later than the first payroll date that occurs after the release effective date applicable to such payment, and the second installment equal to $1,600,000 to be paid no later than the first payroll date that occurs after the release effective date applicable to such payment. If (i) Mr. Foy resigns from his position for any reason, (ii) Mr. Foy’s employment with the Company is terminated due to death or disability (as defined under the Company’s long-term disability plan and/or policy applicable to the Employee, as may be modified or implemented from time to time), or (iii) the Company terminates Mr. Foy’s employment for “Cause” (as defined in the Amended and Restated Retention Agreement), in each case, at any time prior to November 19, 2023, Mr. Foy will no longer be eligible to receive any unpaid installments of the cash award. In addition, if the Company terminates Mr. Foy’s employment without Cause prior to July 19, 2023, Mr. Foy will no longer be eligible to receive any unpaid installments of the cash award. If the Company terminates Mr. Foy’s employment without Cause after July 19, 2023 but prior to November 19, 2023, then, subject to Mr. Foy executing a release agreement in favor of the Company, Mr. Foy shall receive a prorated payment of any unpaid portion of the second installment of the cash award.

The foregoing description of the Amended and Restated Retention Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 and is incorporated therein by reference to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 24, 2022 (the “Form 8-K”).

Shein Retention Bonus Agreement

On June 22, 2022, the Company entered into a Retention Bonus Agreement with Oded Shein, Chief Financial Officer of the Company (the “Retention Agreement”). Pursuant to the Retention Agreement, Mr. Shein will be eligible to receive a cash award of $400,000 subject to his continued employment with the Company as a full-time employee in good standing through November 15, 2022 and his execution of a release agreement in favor of the Company. If (i) Mr. Shein resigns from his position for any reason, (ii) Mr. Shein’s employment with the Company is terminated due to death or disability (as defined under the Company’s long-term disability plan and/or policy applicable to the Employee, as may be modified or implemented from time to time), or (iii) the Company terminates Mr. Shein’s employment for “Cause” (as defined in the Retention Agreement), in each case, at any time prior to November 15, 2022, Mr. Shein will no longer be eligible to receive the cash award. In addition, if the Company terminates Mr. Shein’s employment without “Cause” prior to November 15, 2022, Mr. Shein will receive the unpaid cash award, subject to Mr. Shein executing a release agreement in favor of the Company.

The foregoing description of the Retention Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.2 and is incorporated therein by reference to the Form 8-K.